UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:                      StartEngine Tech Growth Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

4100 West Alameda Ave

3rd Floor

Burbank, California 91505

Telephone Number (including area code):

800-469-5785

Name and Address of Agent for Service of Process:

Howard Marks

4100 West Alameda Ave

3rd Floor

Burbank, California 91505

Check appropriate box

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:              YES ☒               NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf on the 13th day of August, 2026.

The champion Fund

By:	/s/ Howard Marks
President and Trustee

Attest:	/s/ Elijah Dunner
Elijah Dunner